Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of IBERIABANK Corporation on Form S-8 (File No. 333-148635, 333-151754, 333-135359, 333-28859, 333-79811, 333-81315, 333-41970, 333-64402, 333-117356, and 333-130273) and Form S-3 (File No. 333-155443) of our report dated February 16, 2007, on our audit of the consolidated statements of income, shareholders’ equity, and cash flows of IBERIABANK Corporation and Subsidiary for the year ended December 31, 2006 ,which report is incorporated by reference in this Annual Report on Form 10-K.

/s/ Castaing, Hussey & Lolan, LLC

New Iberia, Louisiana
March 13, 2009